TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                             TEACHERS ADVISORS, INC.

                                       and

                       STATE STREET BANK AND TRUST COMPANY










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TABLE OF CONTENTS

                                                                            Page

 1.   Terms of Appointment: Duties of the Bank...............................  1

 2.   Provision by the Bank of Computer Software and Hardware................  4

 3.   Fees and Expenses......................................................  7

 4.   Representations and Warranties of the Bank.............................  7

 5.   Representations and Warranties of Advisors.............................  8

 6.   Data Access and Proprietary Information................................  9

 7.   Indemnification........................................................ 10

 8.   Standard of Care....................................................... 11

 9.   Covenants of Advisors and the Bank..................................... 11

10.   Termination of Agreement............................................... 14

11.   Additional Funds....................................................... 14

12.   Assignment............................................................. 14

13.   Amendment.............................................................. 15

14.   New York Law to Apply.................................................. 15

15.   Force Majeure.......................................................... 15

16.   Consequential Damages.................................................. 15

17.   Merger of Agreement.................................................... 15

18.   Counterparts........................................................... 16

19.   Notices................................................................ 16


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                      TRANSFER AGENCY AND SERVICE AGREEMENT
                      -------------------------------------

AGREEMENT made as of the 16th Day of July, 1997, by and between Teachers Advisors, Inc. ("Advisors"), having its principal office and place of business at 730 Third Avenue, New York, NY 10017, on behalf of TIAA-CREF Mutual Funds (the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer shares in six series, the Growth and Income Series, Money Market Series, Growth Equity Series, International Equity Series, Bond Plus Series, Managed Allocation Series, (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 11, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, Advisors is the investment manager to the Fund;

WHEREAS, Advisors and the Fund have entered into an investment management agreement pursuant to which Advisors will provide or arrange to provide overall management to the Fund, including investment management, custody, transfer agency, dividend disbursing, legal, accounting, and administrative services; and

WHEREAS, Advisors, on behalf of the Fund and the Portfolios, desires to appoint the Bank as the Fund's transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    TERMS OF APPOINTMENT: DUTIES OF THE BANK

1.1 Subject to the terms and conditions set forth in this Agreement, Advisors, on behalf of the Fund and its Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

1.2   The Bank agrees that it will perform the following services:

      (a) In accordance with procedures established from time to time by agreement between


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            Advisors,  on  behalf  of the Fund and  each of the  Portfolios,  as applicable and the Bank, the Bank shall:

            (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund authorized by the Trustees of the Fund pursuant to the Declaration of Trust of the Fund (the "Custodian"). In connection with the acceptance of orders for the purchase of Fund Shares, the Bank is authorized to negotiate and process only those checks made payable to the Bank, Boston Financial Data Services, Inc. ("BFDS"), the Fund or Advisors and those checks not made payable to the order of the Bank, BFDS the Fund or Advisors, which checks are tendered to the Bank for the purchase of Fund Shares (i.e., checks made payable to prospective or existing Shareholders, such checks are commonly known as "third party checks") in amounts up to and no greater than $10,000;

            (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account(s);

            (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

            (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholder(s);

            (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (vi) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

            (vii) Provide, on behalf of the Fund, timely, accurate and factual responses to Shareholder inquiries received over the phone, by mail, by facsimile, or by other electronic means. Also, maintain copies of written correspondence received, and produce, deliver, and maintain copies of correspondence generated in response to such inquiries;

            (viii) Maintain  records of account  for and advise the Fund and its
                   Shareholders as to items (i) through (vii) and;

            (ix) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by Advisors, on behalf of the Fund,


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                  and  issued  and  outstanding.  The Bank  shall  also  provide
                  Advisors or the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of Advisors or the Fund.

      (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding, depositing and reporting taxes on U.S. resident and non-resident alien accounts, preparing, filing and issuing U.S. Treasury Department and IRS Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders and maintaining appropriate records in compliance with all applicable regulatory requirements, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and
            (ii) provide a system which will enable Advisors and/or its designee to monitor the total number of Fund Shares sold in each State. Such system shall include the generation and delivery to Advisors and/or its designee of a daily report detailing the sale of Fund Shares for the previous day in each of the States Fund Shares are sold.

      (c) In connection with state tax reporting services to be provided by the Bank pursuant to this Agreement, the Bank and Advisors shall mutually agree on state tax reporting obligations on an annual or other mutually agreeable periodic basis.

      (d) In addition, Advisors and/or its designee shall: (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Fund's blue sky registration status is solely limited to the initial establishment of transactions and the reporting of such transactions as provided above.

      (e)   Procedures as to who shall provide certain of these services in this
            Section 1 may be established from time to time by agreement between Advisors on behalf of the Fund and each Portfolio and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and Advisors or its agent may perform these services on the Fund's behalf.


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      (f)   The Bank shall  provide  additional  services  on behalf of the Fund
            (i.e., services pertaining to escheatments, garnishment orders, bankruptcy and divorce proceedings, IRS or State tax authority tax levies and summonses, and U.S. Treasury Office of Foreign Assets Control and all matters relating to the foregoing) which may be agreed upon in writing between Advisors and the Bank.

      (g) The Bank shall provide trained telephone customer service staff who will process Shareholder telephone transaction requests including but not limited to those described in Section 1.2 (a) above. The Bank and Advisors understand and agree that such staff will be considered to be dedicated to providing services primarily to the Fund, but may, from time to time, during periods of exceptional business volume, be utilized to provide services to one or another of the Bank's other clients. Such individuals will be appropriately licensed by the National Association of Securities Dealers ("NASD") (Series 6 and 63). Any such individuals engaged in a supervisory capacity over such licensed telephone customer service staff representatives shall also be appropriately licensed by the NASD to serve in that capacity (Series 26). While such individuals will provide services on behalf of the Fund, it is understood that these individuals will be Registered Representatives of the Bank. Customer Service staff will be available to accept telephone calls during the hours of 8:00 a.m. to 11:00 p.m. Eastern Standard Time, during all business days the New York Stock Exchange is open.

      (h) The Bank shall provide trained customer transaction processing staff who will process Shareholder transaction requests, other that telephone requests referenced in Section 1.2 (g) above, including but not limited to those described in Section 1.2 (a) above. The Bank and Advisors understand and agree that such staff will be considered to be dedicated to providing services primarily to the Fund, but may, from time to time, during periods of exceptional business volume, be utilized to provide services to one or another of the Bank's other clients.

2.    PROVISION BY THE BANK OF COMPUTER SOFTWARE AND HARDWARE

2.1 The Bank will provide computer software and hardware, or arrange for it to be provided, and provide for the maintenance of such software and hardware, for the purposes of performing its duties as described herein, specifically including, but not limited to establishing electronic interfaces with Advisors and the Fund as necessary to provide daily file transfers from the Bank to Advisors and the Fund and vice-versa. Specifically, but not by way of limitation, the Bank will make available to Advisors on behalf of the Fund and each Portfolio the following systems:

            a.   DST TA/2000 System and its peripheral applications
            b.   DST AWD and AWD/View Manager Systems
            c.   DST Investor System
            d.   DST CSW/ISW


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2.2   The Bank will insure that on-line environments are available each business day between the hours of 7:00 a.m. and 8:00 p.m. Eastern Standard Time and the Automated Telephone System (ATS) environment supporting voice response applications, and the environment supporting World Wide Web applications are available 24 hours a day, each day of the year with the exception of once a week on Sunday mornings for maintenance.

2.3 The Bank will provide Advisors with full documentation of all computer software and hardware to be utilized for the purposes of administering its duties as described herein, including but without limitation, applications, interfaces, database structures, hardware architecture and communication links etc.

2.4 The Bank will notify Advisors, in writing, at least sixty (60) days in advance of the implementation of any and all changes to software and hardware that will materially affect the administration of its duties and/or the interfaces established with Advisors and the Fund. Further, the Bank will plan and execute, to the reasonable satisfaction of Advisors, appropriate levels of unit and acceptance testing of any such changes before implementing them into the production environment(s) utilized to meet its responsibilities to Advisors and the Fund as described herein.

2.5 The Bank agrees to take all reasonable steps necessary to remedy production problems with the operation of the software and hardware, including but without limitation, those related to programming errors and operating environment malfunctions, until such problems have been remedied as mutually agreed to by Advisors and the Bank.

2.6 The Bank will maintain commercially reasonable security protocols for all software and hardware utilized in meeting its administrative duties as described herein; including but without limitation, those related to applications, data centers, systems, networks, telecommunication links, tape management facilities, and virus control mechanisms. The Bank, upon its knowledge of any material violation of the established security protocols, shall notify, by telephone, Advisors' Manager of Technical Services, within twenty-four (24) hours following the discovery of said violation(s). Further, the Bank will comply, within one (1) business day, with any request from Advisors for a security lock out of any employee of Advisors or Officer of the Fund.

2.7 The Bank will provide for back-up of the computer software and hardware, maintain Advisors' and the Fund's data files in a manner so as to minimize risk of damage or loss and will provide for daily back-up of those data files. The Bank will maintain a comprehensive disaster recovery plan and will maintain back-up processing facilities, and will provide for transition to such back-up processing sites in the event that computer software or hardware downtime at the Bank's offices, or those of its subcontractors exceeds twenty-four (24) consecutive hours.


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2.8   The Bank agrees to provide  Advisors with a copy of its Disaster  Recovery
      Plan upon request and further agrees to annually provide Advisors and the Fund with audited copies of SAS 70 reports.

2.9 The Bank further agrees to provide connectivity for on-line access, transmissions of data files, and all other functions as described herein to Advisors in New York City, New York, White Plains, New York, Denver, Colorado, Advisors' back-up site in Sterling Forest, NY and such additional sites to be mutually agreed upon by the parties . In the event that Advisors or the Fund must invoke their own disaster recovery plans, the Bank agrees to work with them to make alternative site access available for use within a forty-eight hour time period from the time of a disaster declaration by Advisors or the Fund and to reasonably accommodate daily processing outside of a regular business day in the event of an emergency situation incurred by Advisors or the Fund.

2.10 As part of Advisors' implementation plan, the Bank will provide Advisors' employees, including end-users and technical staff, with training on all systems that are proprietary to the Bank and that will be utilized by employees of Advisors in connection with this Agreement. Such training will take place at the Advisors' New York offices at times agreed to by the parties. Similarly, the Bank will provide training required as a result of administrative, systems or operating changes initiated by the Bank. However, training requested by Advisors for new employees, or for changes initiated by Advisors, will be provided on a schedule and in a location mutually agreed to in writing by the parties and the Bank's costs related to such subsequent training shall be billed to Advisors as an out-of-pocket expense.

2.11 The Bank will ensure that technical support services from DST Systems, Inc. ("DST") are available to Advisors and the Fund 24 hours a day each day of the year. BFDS technical support staff will be made available each business day between the hours of 7:00 a.m. and 11:00 p.m. Eastern Standard Time. The Bank will provide a list of contact staff and phone numbers, including those of unit/shift managers at BFDS and DST, to Advisors' Director, Technical Services.

2.12 The Bank will conduct batch processing of all Shareholder transactions each business day. Transactions received by 4:00 p.m. Eastern Standard Time will be applied to the current business day. The Bank will ensure that batch processing files are available for electronic transmission to Advisors and the Fund between the hours of 3:00 a.m. and no later than 5:00 a.m. Eastern Standard Time each day. The Bank will ensure monitoring of batch on-line transmissions and will immediately notify Advisors' Production Processing staff in the event that production/transmission problems occur or when batch transmission windows are anticipated to be exceeded.

2.13 The Bank will provide Advisors and the Fund with five (5)AWD/CSW compatible workstations for its use. The parties shall mutually agree upon any provision by the Bank to Advisors of any additional connectivity and workstations requested by Advisors and any


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      additional   charges  resulting   therefrom.   Each  workstation  will  be
      configured to be fully compatible with BFDS/DST applications utilized to provide teleservicing/transaction capabilities.

2.14 Upon request, the Bank will provide Advisors with connectivity to all appropriate computer or other systems for use by Advisors in servicing Shareholders at locations designated by Advisors in a mutually agreeable system configuration.

3.    FEES AND EXPENSES

3.1 For the services rendered by the Bank pursuant to this Agreement, and the other Agreements referenced in such fee schedule, Advisors agrees on behalf of the Fund and each of the Portfolios to compensate the Bank by paying the Bank the fees set out in the fee schedule attached hereto. Advisors also agrees to pay the Communication Link Expense charges and Customer Service Staff Telephonic Overflow Support charges set forth in the fee schedule. Such fees, charges, and out-of-pocket expenses referenced under Section 3.2 below may be changed from time to time subject to mutual written agreement between Advisors and the Bank.

3.2 In addition to the fees and charges referenced under Section 3.1 above, Advisors agrees on behalf of the Fund and each of the Portfolios to reimburse the Bank for reasonable out-of-pocket expenses as reflected in the fee schedule attached hereto.

3.3 Advisors agrees on behalf of the Fund and each of the Portfolios to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the monthly billing notice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within thirty (30) days following the receipt of the billing notice.

4.    REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to Advisors that:

4.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts;

4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;


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4.5   It has and will continue to have access to, and will take the commercially reasonable steps necessary to ensure appropriate maintenance of, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

4.6   It will comply with all applicable regulatory requirements.

5.    REPRESENTATIONS AND WARRANTIES OF ADVISORS

Advisors represents and warrants to the Bank that:

5.1 The Fund is a business trust organized and existing and in good standing under the laws of the State of Delaware;

5.2 The Fund is empowered under applicable laws and by its Declaration of Trust and By-Laws to receive services pursuant to this Agreement;

5.3 The Fund has performed all requisite corporate proceedings to receive services pursuant to this Agreement;

5.4 The Fund is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended;

5.5 A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Portfolios will be effective upon or prior to the initial offering of the Fund's Shares to the public and will remain effective while the Fund's Shares are offered to the public, and appropriate State securities law filings have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

5.6 Advisors is a corporation organized and existing and in good standing under the laws of the State of Delaware;

5.7 Advisors is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

5.8 Advisors has taken all requisite corporate proceedings to authorize it to enter into and perform this Agreement;

5.9 Advisors is authorized to act on behalf of the Fund in entering into and performing this Agreement; and

5.10 Advisors is individually liable for all duties and obligations under this Agreement on behalf of itself and the Fund, including, without limitation, the payment of fees.


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6.    DATA ACCESS AND PROPRIETARY INFORMATION

6.1 Advisors acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to Advisors by the Bank as part of Advisors ability to access certain Fund-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. Advisors agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge to any person or organization except as may be provided hereunder. Without limiting the foregoing, Advisors agrees for itself and its employees and agents:

      (a) to access Customer Data solely from locations as may be designated in writing by the Bank and agreed to by Advisors and solely in accordance with the Bank's applicable user documentation;

      (b) to refrain from copying or duplicating in any way the Proprietary Information;

      (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

      (d)   to refrain from causing or allowing the data acquired hereunder from
            being   retransmitted  to  any  other  computer  facility  or  other location, except with the prior written consent of the Bank;

      (e)   that   Advisors   shall  have  access   only  to  those   authorized
            transactions agreed upon by the parties; and

      (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or State law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.2 If the transactions available to Advisors on behalf of the Fund include the ability to originate electronic instructions to the Bank in order to
      (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by Advisors and the Bank from time to time.


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7.    INDEMNIFICATION


7.1 The Bank shall not be responsible for, and Advisors on behalf of the Fund shall indemnify and hold the Bank harmless from any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:


      (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and with reasonable care and without negligence or willful misconduct;

      (b) Advisors' lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of Advisors hereunder;

      (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by Advisors or any other person or firm on behalf of Advisors;

      (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any written instructions or request of Advisors on behalf of the Fund and the applicable Portfolio; and

      (e) The negotiation and processing by the Bank of only those "third party" checks referenced in Section 1.2 (a) (i) of this Agreement.

7.2 At any time the Bank may apply to an authorized officer of Advisors or the Fund for instructions, or may consult with the Fund's in-house legal counsel or may at its own expense consult with its own legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by Advisors for any action taken or omitted by it in good faith and with reasonable care and without negligence in reliance upon such instructions from an authorized officer of Advisors or of the Fund or the opinion of the Fund's in-house counsel or the Bank's legal counsel, provided however, with respect to the performance of any action or omission of any action upon such legal advice by the Bank's legal counsel, the Bank shall be required to conform to the standard of care set forth herein and further provided that the Bank shall follow the advice of the Fund's in-house legal counsel in any and all instances where the advice of the Fund's in-house legal counsel and the Bank's legal counsel differ. The Bank, its agents and subcontractors shall be protected and indemnified in acting in good faith and with reasonable care and without negligence upon any paper or document furnished by or on behalf of Advisors or the Fund, reasonably believed to be genuine and to have been signed by duly authorized person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by Advisors or the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Advisors.

7.3 In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a suit for which Advisors may be required to indemnify the Bank, the Bank shall promptly notify Advisors of such assertion, and shall keep Advisors advised with respect to all developments concerning such suit. Advisors on behalf of the Fund, will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event Advisors elects to assume the defense of any such suit and retain counsel, the Bank or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless Advisors shall have specifically authorized in writing the retaining of such counsel. The Bank shall not settle any action, suit, claim, or demand, for which indemnity may be sought hereunder without the prior written approval of Advisors, which approval shall not be unreasonably withheld. The indemnification provisions contained herein shall survive the termination of this Agreement.

8.    STANDARD OF CARE


8.1 The Bank shall at all times act in good faith and with reasonable care and agrees to use its best efforts to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, agents, or subcontractors.


8.2 In addition to the liability of the Bank under this Section 8, the Bank shall also be liable to Advisors for all reasonable out-of-pocket costs and expenses incurred by Advisors in connection with any claim by Advisors against the Bank, its agents or subcontractors arising from the obligations of the Bank hereunder, including, without limitation, all reasonable attorneys' fees and expenses incurred by Advisors in asserting any such claim, and out-of-pocket expenses incurred by Advisors in connection with any lawsuits or proceedings relating to such claim, provided that Advisors has recovered from the Bank for such claim.

9.    COVENANTS OF ADVISORS AND THE BANK

9.1 Advisors shall on behalf of the Fund and each of the Portfolios promptly furnish to the Bank the following:

      (a) A certified copy of the resolution of the Board of Trustees of the Fund approving this Agreement;

      (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto; and

      (c) A copy of the resolution of the Board of Advisors authorizing entering into this Agreement.

9.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to Advisors and the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.


9.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable provided that it is in compliance with all applicable regulatory requirements and it is consistent with prevailing industry standards for transfer agents. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and make available in accordance with such Section and Rules, and will be surrendered promptly to Advisors and the Fund in accordance with their request. Advisors on behalf of the Fund may, at any time and from time to time, reasonably request copies of such records and the Bank will provide same.


9.4 The Bank and Advisors agree that all books, records, information and data pertaining to the business of the other party or the Fund which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

9.5 The Bank shall maintain reasonable safeguards for maintaining any Shareholder records which are furnished by or on behalf of the Fund to the Bank in the form of computer tapes, data transmissions or any other medium. The Bank shall not, at any time, use such records or any information contained therein for any purpose other than as specifically authorized by this Agreement, or in writing by Advisors or the Fund. No such record or any part thereof shall be disclosed or provided to any other person, except as specifically authorized by this Agreement, or upon the prior written consent of an authorized officer of Advisors or the Fund or as otherwise required by law.

9.6 The Bank shall maintain reasonable safeguards for maintaining in confidence any and all documentation and information obtained in connection with this Agreement furnished to it by or on behalf of the Fund or by any Shareholder or related to the Fund or any Shareholder, and all records created from that documentation and information (collectively, the "Mutual Fund Information"). The Bank shall not make use of or disclose the Mutual Fund Information nor authorize its use or disclose the same to any person or entity, other than Advisors and the Fund, except as specifically authorized by this Agreement, or upon the prior written consent of an authorized officer of Advisors or the Fund or as otherwise required by law. Copies of such documentation and information shall remain the property of the Fund and upon termination of the Agreement or otherwise requested by Advisors such documentation and information furnished to the Bank by Advisors, the Fund, or a Shareholder shall be promptly returned to Advisors, or the Bank will certify to Advisors that all such information has been destroyed.

9.7 The Bank shall promptly notify an authorized officer of Advisors in writing of any and all legal actions received by or served on the Bank and shall use its best efforts to promptly notify Advisors of all contacts and/or correspondence received by the Bank from any regulatory department or agency or other governmental authority purporting to regulate Advisors or the Fund and not the Bank, regarding the Bank's duties and activities performed in connection with this Agreement, and will cooperate with Advisors or the Fund in responding to these contacts and any necessary correspondence.

9.8 The Bank shall permit Advisors or the Fund, during the term of this Agreement, through any person(s) designated by Advisors or the Fund, at such reasonable times during normal business hours and as often as Advisors or the Fund may reasonably deem appropriate but not so often as to place unreasonable burden on the Bank, within ten (10) business day's prior written notice to an Authorized Officer of the Bank, to conduct an inspection. As a matter of clarification, Advisors on behalf of the Fund acknowledges and agrees that no such inspection shall include any visits, inspections, examinations, audits, or verification of any of the properties, documents, books, reports, work papers and other records belonging to, or in the possession of the Bank, involving any service, product or work the Bank does or possess other than those relating directly to this Agreement and the service performed by the Bank in connection therewith.

9.9 The Bank will cause BFDS, the record-keeping transfer agent hereunder, to provide Advisors with copies of audit reports filed with governmental authorities.

9.10 The Bank will provide Advisors with copies of all policies and procedure manuals utilized by any and all of the Bank's operating units performing duties related to the Bank's responsibilities to Advisors on behalf of the Fund as described herein.

9.11 In case of any requests or demands for the inspection of the Shareholder records of the Fund, that arise from persons other than authorized officers of Advisors or the Fund, the Bank will immediately notify Advisors and secure instructions from an authorized officer of Advisors as to such inspection.

9.12 With respect to the Bank's performance of the services as outlined herein, the Bank agrees to work in concert with Advisors to establish and document performance measurement standards for such services. The Bank and Advisors shall mutually agree as to the frequency, type, and format of reports which document the Bank's performance relative to those standards. These standards may be modified from time to time subject to mutual written agreement between Advisors and the Bank.

9.13 Notwithstanding the restrictions on confidentiality in Section 9 herein, when required by law the Bank will disclose Shareholder records (e.g., subpoena for divorce) and Fund records (e.g., SEC inspection powers). Advisors and the Bank will agree on procedures regarding such mandatory disclosure and the Bank will make every reasonable effort to notify Advisors of requests for such information by the SEC or any other federal or State securities regulatory agencies prior to the release of such records.

10.   TERMINATION OF AGREEMENT

10.1 This Agreement shall become effective as of the date first written above. The Agreement shall remain in effect for a period of 5 years from the effective date provided, however, that either party may terminate this Agreement without prejudice to any other remedy it may have, upon the material breach of this Agreement provided, however, that the non-breaching party shall have given the breaching party written notice of such breach and that the breaching party cannot or shall not have cured to the reasonable satisfaction of the non-breaching party any such breach within 30 days of such notice. Termination shall become effective 120 days after the end of the 30 day cure period. A material breach of this Agreement will include, without limitation, the failure by the Bank to conform to the performance measurements standards, which standards shall be mutually agreed to in writing by the Bank and Advisors within 45 days of the date of this Agreement and when mutually agreed to made a part of this Agreement by schedule. The parties agree that the failure to agree upon such standards within such 45 day period will enable either party to terminate this Agreement upon written notice to the other party, subject to the notice periods that are described herein that would otherwise apply to a termination of this Agreement. The parties further understand and agree that the party causing a "recurring problem" as such term is defined in the standards shall not be entitled to the aforementioned right to cure within 30 days. This Agreement shall automatically continue in effect after such five year period unless terminated by Advisors on ninety (90) days' prior written notice to the Bank, or by the Bank on one hundred eighty (180) days' prior written notice to Advisors, with such termination to be effective at the time specified in the written notice.

10.2 Should Advisors exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Advisors on behalf of the applicable Portfolio(s).

10.3 If this Agreement is terminated, both parties will act in good faith to cooperate in an orderly transition.

11    ADDITIONAL FUNDS

11.1 In the event that the Fund establishes one or more series of Shares in addition to those described in the preamble of this Agreement with respect to which Advisors desires to have the Bank render services as transfer agent for such series of Fund Shares under the terms hereof, Advisors shall so notify the Bank in writing, and such series of Shares shall become a Portfolio hereunder.

12    ASSIGNMENT

12.1 Except as provided in Section 12.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2 The Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted assigns.

12.3 The Bank may, without further consent on the part of Advisors, subcontract for the performance hereof with (i) BFDS, a Massachusetts corporation which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"),
      (ii) a BFDS  subsidiary  duly  registered as a transfer  agent pursuant to
      Section 17A(c)(2) or (iii) a BFDS affiliate duly registered as a transfer agent under 17A(c)(2); provided, however, that the Bank shall be as fully responsible to Advisors for the acts and omissions of any subcontractor or agent as it is for its own acts and omissions.

13.   AMENDMENT

      This Agreement may be amended or modified by a written agreement executed by both parties.

14.   NEW YORK LAW TO APPLY


      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York


15.   FORCE MAJEURE

      The Bank shall not be liable for any damages to Advisors or the Fund resulting from the Bank's failure to perform under this Agreement or for the loss of all or part of any records or proprietary information of Advisors or of the Fund maintained or preserved by it pursuant to this Agreement or for any delays or errors occurring because of acts of God, equipment or transmission failure, or damage reasonably beyond its control except to the extent that the Bank shall have failed to undertake commercially reasonable efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage caused to Advisors or the Fund by such circumstances.

16.   CONSEQUENTIAL DAMAGES

      Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

17.   MERGER OF AGREEMENT

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

18.   COUNTERPARTS

      This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19.   NOTICES

      Any notice or other instrument in writing authorized or required by this Agreement to be given to Advisors or the Fund shall be sufficiently given if addressed to Advisors and mailed by registered or certified mail or delivered to it or delivery refused therefore, at its offices at:

      Teachers Advisors, Inc.
      730 Third Avenue
      New York, NY  10017
      Attention: Mutual Fund Product Manager

      cc:  Lisa Snow, Esq.
           Law Dept., 9th Floor
           TIAA-CREF
           730 Third Avenue
           New York, NY 10017

      or at such other place as Advisors may from time to time designate in writing.

      Any notice or other instrument in writing authorized or required by this Agreement to be given to the Bank shall be sufficiently given if addressed to the Bank and mailed by registered or certified mail or delivered to it or delivery refused therefor, at its offices at:

      President
      Boston Data Financial Services, Inc.
      2 Heritage Drive
      Quincy, MA 02021

      or at such other place as the Bank may from time to time designate in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.




                                         TEACHERS ADVISORS, INC.




                                         BY: /s/ Virgil H. Cumming
                                             -----------------------------------
                                             Executive Vice President

ATTEST:

/s/ Ilana R. Marcus
------------------------------



                                         STATE STREET BANK AND TRUST
                                         COMPANY



                                         BY: /s/ Ronald E. Logue
                                             -----------------------------------
                                             Executive Vice President




ATTEST:

/s/ S. Cesso
-----------------------------

        STATE STREET BANK & TRUST COMPANY FUND SERVICE RESPONSIBILITIES*


Service Performed                                            Responsibility
-----------------                                            --------------
                                                         Bank           Advisors
                                                         ----           --------


 1.      Receive orders for the purchase
         of Shares.                                        X

 2.      Issue Shares and hold Shares in
         Shareholder accounts.                             X


 3.      Receive redemption requests.                      X

 4.      Pay over monies to redeeming
         Shareholders.                                     X

 5.      Effect transfers of Shares.                       X

 6.      Prepare and transmit dividends
         and distributions.                                X

 7.      Maintain records of account.                      X

 8.      Maintain and keep a current and
         account control book for the Fund and
         each series thereof.                              X

 9.      Mail and tabulate proxies.                        X

10.      Mail Shareholder reports.                         X

11.      Mail prospectuses to current
         Shareholders.                                     X

12.      Withhold, deposit and report taxes
         on U.S. resident and non-resident
         alien accounts.                                   X

13.      Prepare and file and issue U.S. Treasury
         Department, IRS and other forms.                  X

14.      Prepare and mail account and
         confirmation statement for
         Shareholders.                                     X

15.      Provide Shareholder account
         information.                                      X

16.      Blue sky reporting.                               X

17.      Reporting of abandoned property and other
         Services pursuant to Section 1.2 (f)              X

18.      Provide trained telephone customer service
         staff pursuant to Section 1.2 (g) to respond
         to Shareholder inquiries and process
         Shareholder transaction requests and
         customer transaction processing staff
         pursuant to Section 1.2 (h) to process
         Shareholder transaction requests.                 X

*        Such  services are more full  described in Section 1.2 (a),  (b),  (c),
         (e), (f), (g), and (h) of the Agreement.


                                             TEACHERS ADVISORS, INC.


                                             BY: /s/ Virgil H. Cumming
                                                 -------------------------------
                                                 Executive Vice President
ATTEST:

/s/ Ilana R. Marcus
-----------------------------------


                                             STATE STREET BANK AND TRUST
                                             COMPANY


                                             BY: /s/ Ronald E. Logue
                                                 -------------------------------
                                                 Executive Vice President

ATTEST:
/s/ S. Cesso
------------------------------------